Exhibit 99.1

VBI Vaccines Announces Third Quarter 2020 Financial Results and Provides Corporate Update

-	BLA and MAA on-track for Q4 submission for regulatory approval of Sci-B-Vac® in the U.S. and Europe
-	Secured contributions from the Canadian Government (up to CAD$56 million) and the National Research Council of Canada (up to CAD$1 million) for development and scale-up manufacturing of coronavirus program
-	Initial adaptive Phase 1/2 clinical study of coronavirus vaccine program expected to begin around year-end 2020
-	Clinical data expected in Q4 2020 for vaccine immunotherapeutic candidates for both chronic hepatitis B and recurrent glioblastoma (GBM)
-	$120 million in cash, cash equivalents, and short-term investments at the end of Q3 2020

CAMBRIDGE, Mass. (November 2, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today reported financial results for the third quarter ending September 30, 2020 and provided a corporate update.

Jeff Baxter, VBI’s President and CEO commented: “Global knowledge and understanding of the COVID-19 pandemic continue to evolve, including with respect to correlate and durability of protection and the mutation potential of the virus. It is clear that an effective solution will need to both control the ongoing pandemic and provide long-term, sustainable protection. In the third quarter of 2020, we announced exciting preclinical immunologic data for our coronavirus vaccine program including that our trivalent candidate, VBI-2901, demonstrated broadened reactivity to a seasonal coronavirus not expressed in the vaccine, supporting the belief that VBI-2901 could offer potential protection from mutated strains of COVID-19 that may emerge over time. Vaccines continue to be a vital public health intervention, and we are resolute in our drive to be part of the solution for numerous unmet medical needs. The upcoming regulatory approval submissions for Sci-B-Vac®, our 3-antigen hepatitis B vaccine, are on-track to begin in Q4 2020, and we expect clinical data from both our therapeutic hepatitis B and glioblastoma programs later this year. To support our mission and activity, we are in a strong financial position with $120 million in cash and short-term investments, in addition to the contribution from the Canadian Government of up to CAD$56 million for our coronavirus program.”

Recent Highlights and Upcoming Program Milestones

Financial Update

●	July 2020 : The National Research Council of Canada (NRC) agreed to contribute up to CAD$1 million for the scale-up of the technical manufacturing process for VBI’s coronavirus program, VBI-2900
●	September 2020 : The Government of Canada, through its Strategic Innovation Fund, agreed to contribute up to CAD$56 million to support the development of VBI’s coronavirus program, VBI-2900, through Phase 2 clinical studies, to be contributed as expenses are incurred
●	Throughout the third quarter of 2020, VBI raised total gross proceeds of $48.8 million, issuing 10.8 million shares at an average price of $4.4988 through its Open Market Sales AgreementSM, established July 31, 2020 with Jefferies LLC

Sci-B-Vac®: 3-Antigen Prophylactic HBV Vaccine

●	August and October 2020: Presentations of Phase 3 data at The Digital International Liver Congress™ 2020 (ILC), the Annual Meeting of the European Association for the Study of the Liver (EASL), and at ID Week 2020™. Multiple oral and e-poster presentations highlighted:

○	High serum levels of HBV surface antibodies (anti-HBs) titers:

●	Sci-B-Vac induced higher Geometric Mean Concentrations (GMC) of anti-HBs titers than Engerix-B in all subjects across both recently completed Phase 3 registrational studies, PROTECT and CONSTANT, regardless of age, gender, or underlying comorbidity
●	Persistence and durability of protective titers are believed to be dependent upon peak levels induced

○	Rapid onset of seroprotection in adults age 18-45:

●	Sci-B-Vac was able to induce high seroprotection rates (SPR) after both two and three doses of vaccine compared to Engerix-B
●	In the four controlled Phase 3 studies referenced, including the recently-completed pivotal PROTECT and CONSTANT studies, Sci-B-Vac achieved seroprotection rates (SPR) of 87.2-100.0% after two doses compared to 39.0-89.4% for Engerix-B

○	Safety: No new or unexpected safety signals were observed in either the PROTECT or CONSTANT study, and safety and tolerability remained consistent with the known profile of Sci-B-Vac

●	Q4 2020: Submissions of applications for regulatory approvals in the U.S., Europe, and Canada expected to begin

VBI-2900: Prophylactic Coronavirus Vaccine Program

●	August 2020: Announcement of pre-clinical data from three mouse studies enabling the selection of two clinical vaccine candidates: (1) VBI-2901, a trivalent pan-coronavirus vaccine targeting SARS-CoV-2, SARS-CoV, and MERS-CoV; and (2) VBI-2902, a monovalent coronavirus vaccine targeting SARS-CoV-2. Data highlights include:

○	Both vaccine candidates have the potential to be one-dose vaccines: After a single dose, VBI’s enveloped virus-like particle (eVLP) candidates expressing a modified, stabilized, pre-fusion form of the SARS-CoV-2 spike protein induced a neutralizing antibody (nAb) geometric mean titer (GMT) 4x higher than that induced by convalescent sera, increasing to 64x higher than high-titer convalescent sera after the second dose
○	Trivalent construct increased breadth of reactivity: VBI-2901 further induced antibody binding titers across each of the three expressed spike proteins and also broadened reactivity to HCoV-OC43, a seasonal circulating coronavirus associated with the common cold that was not expressed in the vaccine

●	August 2020: Agreement announced with Therapure Biomanufacturing, an integrated Contract Development Manufacturing Organization (CDMO), for development and manufacturing services for production of coronavirus vaccine candidates
●	Around Year-End 2020: Initiation of initial adaptive Phase 1/2 human clinical study expected, pending regulatory approvals

VBI-1901: Cancer Vaccine Immunotherapeutic Candidate

●	September 2020: Additional biomarker data presented at the European Society for Medical Oncology (ESMO) Virtual Congress 2020, highlighting:

o	Evaluation of human leukocyte antigen (HLA) restriction and T cell receptor (TCR) repertoires
o	Broadened analysis of the six tumor responders seen to-date, including a partial response, in the study continues to build upon potentially predictive biomarker strategy to help identify glioblastoma (GBM) patients most likely to respond to, and benefit from, treatment with VBI-1901

●	Q4 2020: Initial immunologic and tumor response data expected from the Phase 2a VBI-1901 + AS01B study arm
●	Results observed to-date support further clinical development – exploring potential registrational study, expected to initiate in 2021

VBI-2601 (BRII-179): HBV Immunotherapeutic Candidate

●	Q4 2020: Initial human proof-of-concept data expected from ongoing Phase 1b/2a study conducted in chronically-infected hepatitis B patients, in collaboration with Brii Biosciences

Third Quarter 2020 Financial Results

●	Cash Position: VBI ended the third quarter of 2020 with $120.4 million in cash, cash equivalents, and short-term investments compared to $44.2 million as of December 31, 2019.
●	Net Cash Used in Operating Activities: Net cash used in operations for the nine months ended September 30, 2020 was $30.6 million compared to the $40.2 million for the same period in 2019. The decrease is largely the result of the completion of the Sci-B-Vac Phase 3 clinical studies, the first of which (PROTECT) was completed in June 2019, the second of which (CONSTANT) was completed in January 2020.
●	Cash Used for Purchase of Property and Equipment: Cash used for the purchase of property and equipment for the nine months ended September 30, 2020 was $0.5 million compared to $3.5 million for the same period in 2019. The decrease was due to the completion of the modernization and capacity increase of VBI’s manufacturing facility in Rehovot, Israel, which re-commenced operations in May 2019.
●	Revenue: Revenue in the third quarter of 2020 was $0.3 million compared to $0.6 million for the same period in 2019. The decrease was due to a decrease in product revenue of Sci-B-Vac in Israel and a decrease in supply of product on a named-patient basis in Europe during the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The decrease was also related to a decrease in R&D services revenue for VBI-2601, as manufacturing and non-clinical research services completed as part of the ongoing collaboration with Brii Biosciences.
●	Cost of Revenues: Cost of revenues for the third quarter of 2020 was $2.1 million, comparable to $2.0 million for the same period in 2019.
●	Research and Development (R&D): R&D expenses were $4.5 million for the third quarter of 2020, compared to $5.4 million for the same period in 2019. The decrease in R&D expenses is the result of the completion of the Sci-B-Vac pivotal Phase 3 studies.
●	General and Administrative (G&A): G&A expenses for the third quarter of 2020 were $5.6 million, compared to $9.4 million for the same period in 2019. The decrease is a result of the impairment charge relating to goodwill incurred in the third quarter of 2019 that did not reoccur in the third quarter of 2020. This was offset by an increase in pre-commercialization activities for Sci-B-Vac as well as an increase in insurance costs.
●	Net Loss: Net loss and net loss per share for the third quarter of 2020 were $13.0 million and $0.06, respectively, compared to a net loss of $16.2 million and a net loss per share of $0.15 for the third quarter of 2019.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only 3-antigen hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel and recently completed its Phase 3 program in the U.S., Europe, and Canada; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic coronavirus vaccine program. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel. Website Home: http://www.vbivaccines.com/ News and Insights: http://www.vbivaccines.com/wire/ Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forwardlooking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$95,158	44,213
Short-term investments	$25,220	-
Accounts receivable, net	$27	201
Inventory, net	1,542	1,075
Prepaid expenses and other current assets	4,446	1,474
Total current assets	126,393	46,963
Property and equipment, net	9,577	10,195
Intangible assets, net	59,168	60,756
Goodwill	2,152	2,208
Other non-current assets	2,264	2,079
Total Assets	199,554	122,201

Liabilities and stockholder’s equity
Accounts payable	$3,356	1,127
Other current liabilities	10,594	28,630
Total current liabilities	13,950	29,757
Total non-current liabilities	19,798	4,189
Total liabilities	33,748	33,946
Total stockholders’ equity	165,806	88,255
Total liabilities and stockholders’ equity	199,554	122,201

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Share and Per Share Amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
	(Unaudited)
Revenues	$298	$647	$897	$1,647
Operating expenses
Cost of revenue	2,111	1,977	6,747	5,319
Research and development	4,478	5,401	10,035	21,989
General and administrative	5,562	9,412	13,520	16,570
Total operating expenses	12,151	16,790	30,302	43,878
Loss from operations	(11,853)	(16,143)	(29,405)	(42,231)
Interest income (expense), net	(742)	(626)	(2,006)	(1,672)
Foreign exchange gain (loss)	(402)	607	543	(35)
Loss before income taxes	(12,997)	(16,162)	(30,868)	(43,938)
Income tax benefit	-	-	-	-
Net Loss	$(12,997)	$(16,162)	$(30,868)	$(43,938)
Basic and diluted net loss per share	$(0.06)	$(0.15)	$(0.15)	$(0.44)
Weighted-average number of shares used to compute basic and diluted net loss per share	234,709,403	105,742,073	210,044,126	99,627,345
Other comprehensive income (loss) - currency translation adjustments	1,696	(1,165)	(1,988)	2,308
Comprehensive Loss	$(11,301)	$(17,327)	$(32,856)	$(41,630)

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com